EXHIBIT 11

                               AST RESEARCH, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                        FOR THE YEARS ENDED JULY 2, 1994,
                         JULY 3, 1993 AND JUNE 27, 1992


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(In thousands, except per share amounts)                            1994              1993              1992


Primary earnings (loss) per share
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Shares used in computing primary earnings (loss) per share:
  Weighted average shares of common stock outstanding                31,921         31,289            30,622
  Effect of stock options treated as equivalents under
    the treasury stock method                                           627              -             1,136

      Weighted average common and common equivalent
        shares outstanding                                           32,548         31,289            31,758

Net income (loss)                                              $     53,501      $ (53,738)         $ 68,504

Earnings (loss) per share - primary                            $       1.64      $   (1.72)         $   2.16


Fully diluted earnings (loss) per share

Shares used in computing fully diluted earnings(loss)per share:
  Weighted average shares of common stock outstanding                31,921         31,289            30,622
  Effect of stock options treated as equivalents under
    the treasury stock method                                           685              -             1,152
  Shares assumed issued on conversion of
    Liquid Yield Option Notes                                         2,260              -                 -

      Total fully diluted shares outstanding                         34,866         31,289            31,774

Net income (loss) - fully diluted earnings per share:
  Net income (loss) - primary earnings per share               $     53,501      $ (53,738)        $  68,504
  Adjustment for interest on LYONs, net of tax                        1,950              -                 -

  Adjusted net income (loss) - fully diluted earnings
     per share                                                 $     55,451      $ (53,738)        $  68,504

Earnings (loss) per share - fully diluted                      $       1.59      $   (1.72)        $    2.16

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